Exhibit 10.1

TPG Capital Management, LP

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

January 29, 2014

Nexeo Solutions, LLC

3 Waterway Square Place, Suite 1000

The Woodlands, Texas 77380

Attn: Ross Crane

Re: Monitoring Fee Reduction Notice

Dear Ross:

Reference is made to the Management Services Agreement (as amended, the “Agreement”), dated as of March 31, 2011, by and among Nexeo Solutions, LLC (together with its direct and indirect subsidiaries and any successor, the “Companies”) and TPG Capital Management, L.P. (f/k/a TPG Capital, L.P.) (the “Manager”). Terms used and not defined herein shall have the meanings attributed to them in the Agreement.

Pursuant to Section 2(b) of the Agreement, from and after the Closing until the termination of the Agreement, the Companies are to pay the Manager monitoring fees as compensation for the services provided by the Manager under the Agreement.

The Manager hereby agrees that, effective January 1, 2014, the Companies will reduce the portion of the monitoring fees payable to the Manager under the Agreement on an annual basis by $175,000. Effective January 1, 2014, the Companies will pay to Nexeo director Steve Schwarzwaelder $175,000 per annum (payable monthly) in connection with consulting services Mr. Schwarzwaelder will provide to Nexeo Solutions Holdings, LLC, the parent company to Nexeo Solutions, LLC and the Companies. This fee shall be in addition to the $100,000 per annum he currently receives as a member of the board of directors of Nexeo Solutions Holdings, LLC.  Steve Schwarzwaelder is an express third party beneficiary of this letter agreement.

TPG CAPITAL MANAGEMENT, L.P.
By:

		By:	/s/ Ronald Cami
Name: Ronal Cami
Title: Vice President

Agreed and acknowledged by:

Nexeo Solutions, LLC

By:	/s/ Michael B. Farnell Jr.
Name: Michael B. Farnell, Jr.
Title: Executive Vice President and Chief Legal Officer